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                                                                   Exhibit 23(a)

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of The Sherwin-Williams Company for the registration of $150,000,000 of Medium-Term Notes, Series B and to the incorporation by reference therein of our report dated January 23, 1997 (except for Note 17, as to which the date is January 29, 1997), with respect to the consolidated financial statements and schedule of The Sherwin-Williams Company included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


Cleveland, Ohio
December 4, 1997

                                             /s/ Ernst & Young LLP
                                             ---------------------
                                                 Ernst & Young LLP